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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING, INC. SELLS $200 MILLION PRIVATE PLACEMENT OF SENIOR SUBORDINATED NOTES

Wyomissing, PA, March 2, 2001 - Penn National Gaming, Inc. (Nasdaq: PENN) announced its successful private placement of $200 million of Senior Subordinated Notes. The Senior Subordinated Notes have a coupon rate of 11 1/8% and mature on March 1, 2008. This offering is expected to close on Monday, March 12, 2001.

The Senior Subordinated Notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S. The Senior Subordinated Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. It is anticipated that the Company subsequently will file a registration statement under the Securities Act of 1933 to effect an exchange offer of registered Senior Subordinated Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the Senior Subordinated Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Penn National owns and operates two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis, and the Boomtown Biloxi casino in Biloxi as well as three racetracks and eleven off-track wagering (OTW) facilities located in Pennsylvania (two tracks and eleven OTWs) and West Virginia (one track). The West Virginia track, Charles Town Races, presently features 1,974 gaming machines that will soon be increased to 2,000. Penn National intends (subject to certain conditions) to complete its previously announced acquisition of CRC Holdings, Inc. and the minority interest in Louisiana Casino Cruises, Inc. (LCCI) not owned by CRC. LCCI owns and operates the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and CRC has a management contract for Casino Rama located in Canada on the Chippewas of Mnjikaning First Nation land.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the expected impact and timing of our planned capital expansions, facility improvements and pending CRC acquisition, the closing of the private placement and the subsequent registration of the notes. Actual results could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors, including, but not limited to, risks related to our operating and financial results and market conditions, and any other risks and uncertainties discussed in this announcement and in Penn National's filings with the Securities and Exchange Commission. Penn National disclaims any intent or obligation to update, revise or correct these forward-looking statements.

CONTACT:

       Penn National Gaming, Inc.
       Robert Ippolito, 610/373-2400
       Chief Financial Officer

            or
       Jaffoni & Collins Incorporated
       Joseph N. Jaffoni, 212/835-8500
       PENN@JCIR.COM